EXHIBIT 5.01

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

May 16, 2011

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as special United States counsel to Google Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) debt securities of the Company (the “Debt Securities”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”); (iii) shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”); and (iv) warrants to purchase Debt Securities, Capital Stock or other securities, property or assets or other warrants (the “Warrants”). The Debt Securities, Preferred Stock, Common Stock and Warrants are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities are to be issued under an indenture (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the Preferred Stock are to be established in one or more certificates of designation, rights and preferences filed with the Secretary of State of the State of Delaware (each, a “Certificate of Designation”). The Warrants are to be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent named therein.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein and filed as exhibits thereto; and

(b)	copies of the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

Google Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

2. The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

3. The Common Stock, including Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

4. The Warrants will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to issuance of the Securities, the Company will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iii) the Indenture will conform to the form thereof filed as an exhibit to the Registration Statement; (iv) the Securities will be offered, issued, sold

Google Inc., p. 3

and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the respective par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States will be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as a part of the Registration Statement (Exhibit 5.01). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make

Google Inc., p. 4

any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JANET L. FISHER
Janet L. Fisher, a Partner